Exhibit 99

THE DOLAN COMPANY REPORTS

FIRST QUARTER 2012 RESULTS

•	First quarter revenues decreased 7.0% year-over-year to $66.7 million

•	Net income attributable to The Dolan Company was $0.2 million, or $0.01 per diluted share

•	Cash earnings were $3.9 million, or $0.13 per diluted share (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $10.1 million (See “Non-GAAP Financial Measures” below)

•	Free cash flow was $6.7 million (See “Non-GAAP Financial Measures” below)

•	Company revises guidance for 2012

MINNEAPOLIS, MN – May 8, 2012 – The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended March 31, 2012.

“The first quarter was mixed for our two largest processing businesses,” said James P. Dolan, chairman, chief executive officer and president. “The pace of default referrals remained suppressed as we wait for the backlog of pending and future mortgage foreclosures to work its way through the system. Meanwhile our e-discovery business grew by more than 40% despite experiencing some lumpiness of revenue from larger clients due to timing of matters. We continue to invest in this business and remain excited about its growth prospects.

“Our Business Information segment tracked to our expectations and had a solid first quarter,” Dolan said. “The public notice business appears to have troughed and is stabilizing while margins for the entire segment increased sharply compared to last year as a result of our effort to reorganize and centralize certain parts of the division.”

Referring to the default services market, Dolan said, “Although we see signs of progress following the recent settlement among mortgage servicers, state attorneys general and federal regulators, the pace of new default referrals has not yet changed materially. We do see activity behind the scenes among the major mortgage servicers and we understand that they are completing their required new procedures and preparing to resume foreclosure work while carefully achieving full compliance with the new rules imposed by regulators and settlements. We continue to view the default referral situation as deferred business, and believe that our National Default Exchange, or NDeX, is well positioned to gain market share and be the provider of choice for mortgage default services once the pace of default referrals improves,” Dolan said.

“Meanwhile, we experienced solid growth in our other processing segment, Litigation Support Services. Revenues for this segment increased by 30% during the first quarter, including more than 40% growth in our e-discovery business, primarily due to our acquisition of ACT Litigation Services last year. DiscoverReady has now largely integrated ACT, and the result today is a singularly focused e-discovery company. We now offer a much broader suite of e-discovery review services and technology solutions across a wider range of industry verticals. During the first half of the year DiscoverReady is seeing some lumpiness of revenue from larger legacy clients, but we are encouraged by the addition of numerous new Fortune 500 clients. We believe this positions us for future growth of the DiscoverReady business. We remain excited about our growth opportunity within the e-discovery market and about our efforts to balance our revenue sources,” Dolan said.

“Within our Business Information Division, we believe public notice advertising revenue has found the cyclical bottom, and this business is showing signs of improvement. In addition, we are seeing the benefits of the good work our management team has done in cost controls and reorganization. While revenue declined by 5% compared to the same quarter last year, total operating expenses were reduced by 11%, resulting in much stronger margins and a nearly 90% increase in contribution to operating income,” said Dolan.

“Overall, we believe our revenue challenges are short-term in nature and that our long-term growth opportunities remain exciting. Although the timing remains unclear, we are well positioned for a recovery in the default processing business. Our Litigation Support segment continues to grow and provides an important balance to the company’s overall revenue mix,” Dolan said.

Full Year 2012 Guidance

Based on first quarter results and the outlook for the remainder of 2012, the company is revising its full-year financial guidance as follows:

2012 Financial Guidance (dollars in millions, except per share numbers)
Total revenues	$290 – $300
Adjusted EBITDA	$51.3 – $59.9
Net income attributable to The Dolan Company per diluted share	$0.26 – $0.42
Cash earnings per diluted share	$0.68 – $0.84

This guidance presumes the following: 1) foreclosure volumes improve modestly in the second half of 2012; 2) operating expenses as a percent of total revenues are 91.7%-94.2%; 3) non-controlling interest of $0.15-($0.3) million; 4) interest expense of $8.3-$8.4 million; 5) cash distributions to holders of non-controlling interest of $0.0-$0.1 million; 6) tax rate of 40%-41%; and 7) fully diluted shares outstanding of 30.3-30.6 million.

This guidance excludes the effect of any other businesses that may be acquired in the remainder of 2012. It also assumes that there will be no additional material effect on results of operations from current or future foreclosure-related government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in “Regulatory Environment” and “Risk Factors” in the company’s 2011 10-K, filed March 9, 2012 with the U.S. Securities and Exchange Commission.

First Quarter 2012

Financial results for the three months ended March 31, 2012, and 2011 are as follows:

Dollars in thousands, except per share data	Three Months Ended Mar. 31, 2012	Three Months Ended Mar. 31, 2011	Year-over- Year % Change
	(unaudited)	(unaudited)
Total revenues	$66,722	$71,753	(7.0	) %
Professional Services Division revenues	47,905	51,957	(7.8	) %
Business Information Division revenues	18,817	19,796	(4.9	) %
Operating income	1,916	7,635	(74.9	) %
Net income attributable to The Dolan Company	169	3,475	(95.1	) %
Adjusted EBITDA *	10,097	15,548	(35.1	) %
Income from continuing operations attributable to The Dolan Company per diluted share	$0.01	$0.12	(91.7	) %
Cash earnings *	3,941	7,323	(46.2	) %
Cash earnings per diluted share *	$0.13	$0.24	(45.8)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why we believe these are important measures of our performance.

Professional Services Division Results

The Professional Services Division provides specialized processing services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review and data hosting and processing services, to major corporations and law firms.

Division revenues for the first quarter were $47.9 million, a decline of 7.8% from $52.0 million in the first quarter of 2011. The decline was a result of lower NDeX file volume which was partially offset by higher DiscoverReady revenues.

NDeX received 66,200 mortgage default files for processing during the first quarter and generated $29.5 million in revenues. This compares to 92,300 files received for processing and $37.9 million in revenues in the first quarter of 2011. The total number of foreclosure files received in the first quarter decreased by 20% from last year.

Litigation Support contributed $18.4 million in revenues during the first quarter of 2011, an increase of 30.5%, with the e-discovery business showing more than 40% growth. The acquisition and integration of ACT Litigation Services accounted for the majority of the growth.

Direct operating expenses within the Professional Services Division were essentially flat during the quarter as lower volumes and cost reduction efforts at NDeX were offset by the acquisition of ACT in July of 2011 and growth investments at DiscoverReady. Selling, general and administrative expenses increased 14.8% on a year-over-year basis to $17.4 million. Once again, a modest decrease at NDeX was offset by the additional expense associated with the addition of ACT and investments in DiscoverReady. Total Professional Services Division operating expenses as a percentage of division revenues increased to 96.6% for the quarter, from 83.0% in the first quarter of 2011. The increase in operating expense was the result of negative operating leverage due to the revenue declines at NDeX, and lower than expected revenue at DiscoverReady.

Business Information Division Results

The Business Information Division produces print and electronic legal publications, business journals, court and commercial media and other highly focused information products and services, operates Web sites and produces events for targeted professional audiences in about 20 geographic markets across the United States.

Business Information Division revenues for the first quarter of 2012 were $18.8 million, a 4.9% decrease from $19.8 million in the first quarter of 2011. The decline in revenue reflected slightly slower public notice revenue and Public Affairs Intelligence Group (PAIG) revenue. Although the public notice advertising continues to decrease, the rate of decline has lessened. The company attributes that to modest improvement in the public notice geographies served. The comparatively lower PAIG revenue resulted from a large one-time data project last year.

Total operating expenses within the Business Information Division were $16.9 million during the first quarter of 2012, down 12.5% from last year. The reduction in expenses reflected the reorganization and centralization efforts implemented by senior management last year. For the first quarter of 2012, direct operating expenses decreased 8.2% to $7.2 million while selling, general and administrative expenses for the division declined by 12.1% to $8.4 million.

Balance Sheet and Liquidity

As of March 31, 2012, the company held $1.5 million of cash and cash equivalents, compared to $0.8 million at the end of 2011. During the first quarter of 2012, the company generated $8.2 million of cash from operating activities and $6.7 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $1.5 million. Days sales outstanding were 106.4 for the first quarter of 2012, which was up from 84.2 days in the first quarter of last year. DSO increased primarily from a slowdown of payments received from NDeX’s law firm customers as they experience delays in the foreclosure process and taking files to sale.

Total debt outstanding at the end of the first quarter was $171.1 million, of which $43.8 million was under a term loan facility. Net debt was $169.7 million, down $5.9 million from the end of 2011. At March 31, 2012, the combined weighted-average interest rate on the company’s credit facilities was 4.0%. The leverage ratio at the end of the quarter was 3.0 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 2.7 times as of December 31, 2011. The company is within its senior debt covenants.

Non-GAAP Financial Measures

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:

•

Adjusted EBITDA, defined as GAAP income from continuing operations adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable, including impairments of long-lived assets; and distributions paid to holders of noncontrolling interest;

•

Cash earnings, defined as GAAP income from continuing operations adjusted for the impact of the following: noncontrolling interests; non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense, including impairments of long-lived assets; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.

The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of (loss) income from continuing operations to adjusted EBITDA (in thousands):

	Three Months Ended March 31,
	2012	2011
(Loss) income from continuing operations	$(17)	$3,944
Interest expense, net	2,004	1,322
Income tax (benefit) expense	(71)	2,369
Amortization of intangibles	4,971	4,489
Depreciation expense	2,101	1,916
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	801	837
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	(69)	330
Cash distributions to holders of non-controlling interest	—	(36)

Adjusted EBITDA	$10,097	$15,548

The following is a reconciliation of (loss) income from continuing operations to cash earnings and cash earnings per diluted share (in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011
(Loss) income from continuing operations	$(17)	$3,944
Noncontrolling interests	346	(219)
Non-cash interest income related to the change in fair value of interest rate swaps	—	(286)
Non-cash compensation expense	801	837
Non-cash fair value adjustments on earnout liabilities recorded in connection with acquisitions	(69)	330
Amortization of intangibles	4,971	4,489
Amortization of Detroit Legal News Publishing intangible	377	377
Adjustment to income tax expense related to reconciling items at effective tax rate	(2,468)	(2,149)

Cash earnings	$3,941	$7,323

Income from continuing operations attributable to The Dolan Company per diluted share (GAAP)	$0.01	$0.12

Cash earnings per diluted share	$0.13	$0.24

Weighted average diluted shares outstanding	30,272	30,365

Conference Call

The company has scheduled a conference call for Tuesday, May 8th, at 8:30 a.m. U.S. Eastern Standard Time (7:30 a.m. U.S. Central Standard Time). The dial-in number is (888) 517-2513, and the passcode is 7919 254#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president, and will include Scott J. Pollei, executive vice president and chief operating officer, and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the conference call will be available through the investor relations section of the company’s Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s Web site for a period of 21 days after the call. In addition, the company’s SEC Form 10-K is available via its Web site at www.thedolancompany.com, or investors can request a hard copy of the 10-K free of charge upon request.

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “view,” “continue,” “to come,” “will,” “may,” “estimate,” “assume,” “pursue,” “outlook,” “goal,” “milestone” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our businesses operate in highly competitive markets and depend on the economies and demographics of the legal, financial and real estate markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows, and profitability; if the number of files referred to us by our mortgage default processing service law firm customers (or loan servicers and mortgage lenders we serve directly in California) decreases or fails to increase, or if one or more of our law firm customers fails to pay us for our mortgage default processing services, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted to mitigate foreclosures, voluntary relief programs and halts by servicers or lenders, as well as governmental investigations, enforcement actions, litigation, court orders and settlements may have an adverse effect on our mortgage default processing services and public notice operations; our efforts to grow our business may place a strain on our management and internal systems, processes and controls, may result in operating inefficiencies, and may negatively impact our operating margins; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk or require us to raise additional capital or incur additional indebtedness; a failure to comply with covenants under our debt instruments could result in acceleration of debt or an inability to access availability under our credit facility; we depend on our senior management team and other key leaders of our business segments and our operation and growth may be negatively impacted if we lose any of their services; revenues of our subsidiaries NDeX and DiscoverReady have been concentrated among a few customers, thus the loss of business from our top customers and a failure to attract new customers could adversely affect our operating results; certain key personnel of our subsidiary NDeX, who are also shareholders and principal attorneys of our law firm customers, may at times have interests that differ from or conflict with our interests; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012. We undertake no obligation to update any forward-looking statements in light of new information or future events.

FOR IMMEDIATE RELEASE

Contact Robert J. Evans, Director of Investor Relations

(612) 317-9430

Bob.evans@thedolancompany.com

The Dolan Company

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,485	$752
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,508 and $1,416 as of March 31, 2012, and December 31, 2011, respectively)	72,569	72,117
Unbilled pass-through costs	4,382	4,317
Prepaid expenses and other current assets	4,891	3,976
Income tax receivable	1,977	1,968
Assets held for sale	258	257

Total current assets	85,562	83,387
Accounts receivable, long-term	2,521	2,500
Investments	11,626	11,901
Property and equipment, net	19,085	19,263
Finite-lived intangible assets, net	207,980	212,950
Indefinite-lived intangible assets	285,131	285,131
Other assets	2,776	2,563

Total assets	$614,681	$617,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,097	$7,667
Accounts payable	17,462	18,759
Accrued pass-through liabilities	9,078	8,820
Accrued compensation	5,845	5,189
Accrued liabilities	5,808	5,588
Due to sellers of acquired businesses	34,790	21,449
Deferred revenue	21,226	20,290

Total current liabilities	101,306	87,762
Long-term debt, less current portion	164,045	168,724
Deferred income taxes	20,267	20,739
Due to sellers of acquired businesses	974	13,733
Other liabilities	7,514	7,319

Total liabilities	294,106	298,277

Redeemable noncontrolling interest	13,615	12,726

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,575,082 and 30,576,597 shares as of March 31, 2012, and December 31, 2011, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,250)	(1,285)
Additional paid-in capital	294,540	294,476
Retained earnings (accumulated deficit)	13,640	13,471

Total stockholders’ equity	306,960	306,692

Total liabilities and stockholders’ equity	$614,681	$617,695

The Dolan Company

Unaudited Consolidated Statements of Operations and Comprehensive Income

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues
Professional Services	$47,905	$51,957
Business Information	18,817	19,796

Total revenues	66,722	71,753

Operating expenses
Direct operating: Professional Services	23,417	23,502
Direct operating: Business Information	7,168	7,809
Selling, general and administrative	27,643	26,820
Amortization	4,971	4,489
Depreciation	2,101	1,916
Fair value adjustments on earnout liabilities	(69)	330

Total operating expenses	65,231	64,866
Equity in earnings of affiliates	425	748

Operating income	1,916	7,635

Non-operating income (expense)
Interest expense, net of interest income	(2,004)	(1,608)
Non-cash interest income related to interest rate swaps	—	286

Total non-operating expense	(2,004)	(1,322)

(Loss) income from continuing operations before income taxes	(88)	6,313
Income tax benefit (expense)	71	(2,369)

(Loss) income from continuing operations	(17)	3,944
Discontinued operations, net of tax	(160)	(250)

Net (loss) income	(177)	3,694
Less: Net loss (income) attributable to redeemable noncontrolling interests	346	(219)

Net income attributable to The Dolan Company	$169	$3,475

Earnings per share – basic:
Income from continuing operations attributable to The Dolan Company	$0.01	$0.13
Earnings per share – diluted:
Income from continuing operations attributable to The Dolan Company	$0.01	$0.12
Weighted average shares outstanding:
Basic	30,175	30,129
Diluted	30,272	30,365

The Dolan Company

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities
Net (loss) income	$(177)	$3,694
Loss from discontinued operations	160	250

(Loss) income from continuing operations	(17)	3,944
Distributions received from The Detroit Legal News Publishing, LLC	700	1,400
Distributions paid to holders of noncontrolling interests	—	(36)
Non-cash operating activities:
Amortization	4,971	4,489
Depreciation	2,101	1,916
Equity in earnings of affiliates	(425)	(748)
Stock-based compensation expense	801	837
Change in value of interest rate swap	—	(286)
Amortization of debt issuance costs	100	88
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	(69)	330
Changes in operating assets and liabilities:
Accounts receivable and unbilled pass-through costs	(30)	(4,119)
Prepaid expenses and other current assets	(929)	2,378
Other assets	1	34
Accounts payable and accrued liabilities	(113)	(3,106)
Deferred revenue and other liabilities	1,177	506

Cash provided by operating activities - continuing operations	8,268	7,627
Cash used in operating activities - discontinued operations	(24)	(49)

Net cash provided by operating activities	8,244	7,578

Cash flows from investing activities
Acquisitions and investments	—	(85)
Capital expenditures	(1,522)	(2,242)
Other	—	2

Cash used for investing activities - continuing operations	(1,522)	(2,325)
Cash used for investing activities - discontinued operations	(7)	(7)

Net cash used in investing activities	(1,529)	(2,332)

Cash flows from financing activities
Net payments on senior revolving note	(3,700)	(3,800)
Payments on senior long-term debt	(1,250)	(1,250)
Payments on unsecured notes payable	(620)	(590)
Payments for repurchase of common stock	—	(1,691)
Payments of deferred financing costs	(313)	—
Other	(99)	(53)

Net cash used in financing activities	(5,982)	(7,384)

Net change in cash and cash equivalents	733	(2,138)
Cash and cash equivalents at beginning of the period	752	4,862

Cash and cash equivalents at end of the period	$1,485	$2,724